Exhibit e 1

AMENDED AND RESTATED DISTRIBUTION AND SERVICE AGREEMENT

FOR SERVICE CLASS SHARES AND SERVICE 2 CLASS SHARES

This Amended and Restated Agreement is effective as of May 1, 2016 and amends and restates the Distribution and Service Agreement dated August 1, 2014, between MainStay VP Funds Trust, a Delaware statutory trust (the “Trust”), and NYLIFE Distributors LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company and it is in the interest of the Trust to offer its shares of beneficial interest (“Shares”) for sale continuously;

WHEREAS, the Shares of the Trust are divided into separate series (the “Portfolios”), each of which has been established pursuant to a written instrument executed by the Trustees of the Trust, and the Trustees may from time to time terminate such Portfolios or establish and terminate additional Portfolios and such additional Portfolios may be added to this Agreement by resolution of the Board of Trustees of the Trust;

WHEREAS, the Trust issues and sells shares of the Portfolios to separate accounts of life insurance companies (“Insurers”) to serve as investment vehicles for variable annuities and/or variable life contracts issued by such Insurers (“Variable Contracts”) and may issue and sell Shares of the Portfolios to such other persons who may purchase such shares under Treasury Regulation §1.817-5, which may include, among others, qualified pension and retirement plans (“Qualified Plans”);

WHEREAS, the Shares of the Portfolio are divided into separate classes of shares, designated Initial Class shares, Service Class shares, and Service 2 Class shares;

WHEREAS, the Trust desires to retain the Distributor to furnish certain distribution and shareholder services with respect to the Service Class shares and Service 2 Class shares of each Portfolio offering such shares as designated in the Portfolio’s prospectus; and with respect to Service Class and Service 2 Class shares of such other Portfolios of the Trust hereinafter established as agreed to from time to time by the parties(all agreements and actions described herein to be made or taken by a Portfolio shall be made or taken by the Trust on behalf of the Portfolio), and the Distributor is willing to furnish such services; and

WHEREAS, the Trust has approved a Distribution and Service Plan pursuant to Rule 12b-1 under the 1940 Act with respect to Service Class shares and Service 2 Class shares of each Portfolio (the “12b-1 Plan”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.           The Trust hereby appoints the Distributor as agent to sell and to arrange for the sale of Service Class shares and Service 2 Class shares to separate accounts of Insurers, to Qualified Plans, and to such other persons as may be permitted by law, and the Distributor hereby accepts such appointment and agrees to act hereunder. All sales by the Distributor shall be expressly subject to acceptance by the Trust, acting on behalf of Service Class shares and Service 2 Class shares of the Portfolios.

2.           (a)          The Distributor agrees that (i) all Service Class shares and Service 2 Class shares sold by the Distributor shall be sold at the net asset value (“NAV”) thereof as described in Section 3 hereof, and (ii) the Portfolio shall receive 100% of such NAV.

(b)          The Service Class shares and Service 2 Class shares may be sold in accordance with the following: fund participation, or other agreements between the Trust, the Distributor, and the Insurers; agreements between the Trust or the Distributor and Qualified Plans or the trustees of such plans; agreements with other financial intermediaries (each of these agreements referred to herein as a “fund participation agreement”). The Service Class shares or Service 2 Class shares may also be offered directly to persons eligible to purchase the Service Class shares or Service 2 Class shares, respectively.

(c)          The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

(d)          The Distributor may enter into dealer agreements with any registered and qualified dealers as it may select with respect to sales of the Service Class shares or Service 2 Class shares or the provision of service activities.

3.           The Trust agrees to supply to the Distributor, promptly after the time or times at which NAV is determined, on each day on which NAV is determined as provided in the then-current Prospectus and/or Statement of Additional Information (“SAI”) of the pertinent Portfolio (each such day a “business day”), a statement of the NAV of each Portfolio, having been determined in the manner set forth in the then-current Prospectus and/or SAI of the pertinent Portfolio. Each determination of NAV shall take effect as of such time or times on each business day as set forth in the then-current Prospectus and/or SAI of the pertinent Portfolio, and shall prevail until the time as of which the next determination is made.

4.           Upon receipt by the Trust at its principal place of business of an order from the Distributor, the Trust shall, if it elects to accept such order, as promptly as practicable, cause the Service Class shares purchased by such order to be delivered in such amounts and in such names as the Distributor shall specify or as agreed upon in a fund participation agreement, against payment therefor in such manner as may be acceptable to the Trust or as agreed upon in a fund participation agreement. The Trust may, in its discretion, refuse to accept any order for the purchase of Service Class shares or Service 2 Class shares that the Distributor may tender to it.

2

5.           The Trust shall have the right to suspend the sale of Service Class shares or Service 2 Class shares of any Portfolio at any time in response to conditions in the securities markets or otherwise, and to suspend the redemption of Service Class shares or Service 2 Class shares of any Portfolio at any time as permitted by the 1940 Act, the rules promulgated thereunder, or the Securities and Exchange Commission (the “SEC”).

6.           (a)          All sales literature and advertisements used by the Distributor in connection with sales of Service Class shares or Service 2 Class shares shall be subject to approval by the Trust. The Trust authorizes the Distributor, in connection with the sale or arranging for the sale of Service Class shares or Service 2 Class shares of any Portfolio, to provide only such information and to make only such statements or representations as are contained in the Portfolio’s then-current Prospectus and/or SAI or in such financial and other statements furnished to the Distributor pursuant to the next paragraph or as may properly be included in sales literature or advertisements in accordance with the provisions of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act and applicable rules of self-regulatory organizations. Neither the Trust nor any Portfolio shall be responsible in any way for any information provided or statements or representations made by the Distributor or its representatives or agents other than the information, statements and representations described in the preceding sentence.

(b)          The Trust shall keep the Distributor fully informed with regard to the affairs of each Portfolio, shall furnish the Distributor with a copy of all of its financial statements relating to the Portfolios and a signed copy of each report prepared for it by its independent auditors, and shall cooperate fully in the efforts of the Distributor to negotiate and sell Service Class shares or Service 2 Class shares of the Portfolios and in the Distributor’s performance of all its duties under this Agreement.

7.           The Distributor, as agent of the Trust, is authorized, subject to the direction of the Trust, to accept orders to redeem outstanding Service Class shares or Service 2 Class shares of such Portfolio when properly tendered by shareholders pursuant to the redemption right granted to them by the Declaration of Trust of the Trust, as from time to time in effect, at a redemption price equal to the NAV per share for the Service Class shares or Service 2 Class shares of such Portfolio next determined after proper tender and acceptance, subject to any fees on redeemed Service Class shares or Service 2 Class shares that are described in the then-current Prospectus and/or SAI for the Service Class shares or Service 2 Class shares of that Portfolio, or as agreed upon in a fund participation agreement.

8.           (a)          The Trust shall maintain a currently effective Registration Statement on Form N-1A with respect to the Portfolios and shall file with the SEC such reports and other documents as may be required under the 1933 Act and the 1940 Act, or the rules and regulations of the SEC thereunder.

3

(b)          The Trust shall use its best efforts to comply with requirements of securities laws in such states as the Distributor and the Trust may approve; provided that the Trust shall not be required to amend its Declaration of Trust or By-Laws to comply with the laws of any state, to maintain an office in any state, to change the terms of the offering of its Service Class shares or Service 2 Class shares in any state from the terms set forth in its Registration Statement or Prospectus, to qualify as a foreign corporation in any state, or to consent to service of process in any state other than with respect to claims arising out of the offering of its Service Class shares or Service 2 Class shares. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Trust in connection with such qualifications.

9.          The Distributor shall bear the cost of: (i) printing and distributing reports, prospectuses and SAIs for other than existing shareholders used in connection with the sale or offering of the Portfolios’ Service Class shares or Service 2 Class shares and (ii) preparing, printing and distributing all advertising and sales literature relating to the Portfolios printed at the instruction of the Distributor. The Distributor shall pay all its own costs and expenses connected with the sale of Service Class shares or Service 2 Class shares and may pay the compensation and expenses, including overhead and telephone and other communication expenses, of organizations and employees that engage in or support the distribution of Service Class shares or Service 2 Class shares and/or in support of rendering services to persons with interest in the Service Class shares or Service 2 Class shares. Such services may also include services to Insurers, their affiliates, or current and prospective owners of Variable Contracts.

10.         The Distributor may enter into agreements, in form and substance satisfactory to the Trust, with third parties to provide for some or all of its activities and responsibilities under this Agreement. The Distributor may pay compensation and expenses, including overhead and telephone and other communication expenses, to organizations and employees who provide such services, including Insurers and their affiliates.

11.         Notwithstanding anything else in this Agreement, the Distributor may receive payments relating to the Service Class shares or Service 2 Class shares of each Portfolio under the 12b-1 Plan adopted by the Trust’s Board of Trustees for the Service Class shares or Service 2 Class shares of the Portfolio, as such 12b-1 Plan may be amended from time to time. In addition to the expenditures specifically authorized herein, the Distributor may spend with respect to the Service Class shares or Service 2 Class shares such amounts as it deems appropriate for any purpose consistent with the 12b-1 Plan, as amended from time to time.

12.         The Distributor shall prepare and provide to the Trustees and the Trustees shall review, at least quarterly, reports showing expenditures under this Agreement and the purposes for which such expenditures were made. Such reports shall be in a format suitable to ensure compliance with the applicable requirements of the SEC and the Financial Industry Regulatory Authority, Inc.

4

13.         The Trust agrees to indemnify, defend and hold the Distributor, its officers and Trustees and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers or Trustees or any such controlling person may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement or Prospectus or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading, except insofar as such claims, demands, liabilities, or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Distributor to the Trust for use in the Registration Statement or Prospectus; provided, however, that this indemnity agreement, to the extent that it might require indemnity of any person who is also an officer or Trustee of the Trust or who controls the Trust within the meaning of Section 15 of the 1933 Act, shall not inure to the benefit of such officer, Trustee or controlling person unless a court of competent jurisdiction shall determine, or it shall have been determined by controlling precedent, that such result would not be against public policy as expressed in the 1933 Act; and further provided, that in no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Trust or to its security holders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations under this Agreement. The Trust’s agreement to indemnify the Distributor, its officers and Trustees and any such controlling person as aforesaid is expressly conditioned upon the Trust being promptly notified of any action brought against the Distributor, its officers or Trustees, or any such controlling person, such notification to be given by letter or telegram addressed to the Trust at its principal business office. The Trust agrees promptly to notify the Distributor of the commencement of any litigation or proceedings against the Trust or any of its officers or Trustees in connection with the issue and sale of the Service Class shares or Service 2 Class shares of any Portfolio.

The Distributor agrees to indemnify, defend and hold the Trust, its officers and Trustees and any person who controls the Trust, if any, within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Trust, its Trustees or officers or any such controlling person may incur under the 1933 Act, or under common law or otherwise, but only to the extent that such liabilities or expenses incurred by the Trust, its Trustees or officers or such controlling person resulting from such claims or demands shall arise out of or be based upon any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Trust for use in the Registration Statement or Prospectus or shall arise out of or be based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or Prospectus or necessary to make such information not misleading. The Distributor’s agreement to indemnify the Trust, its Trustees and officers and any such controlling person as aforesaid is expressly conditioned upon the Distributor being promptly notified of any action brought against the Trust, its Trustees or officers, or any such controlling person, such notification to be given by letter or telegram addressed to the Trust at its principal business office.

5

14.         The Trust represents that it is registered as an open-end management investment company under the 1940 Act, and agrees that it will comply with all of the provisions of the 1940 Act and of the rules and regulations thereunder. The Trust and the Distributor each agree to comply with all of the applicable terms and provisions of the 1940 Act, the 1933 Act and, subject to the provisions of Section 8(b) hereof, any applicable state “Blue Sky” laws, including but not limited to the broker-dealer registration requirements. The Distributor agrees to comply with all of the applicable terms and provisions of the Securities Exchange Act of 1934, as amended, including but not limited to the broker-dealer registration requirements.

15.         (a)          This Agreement shall commence on the date first set forth above. This Agreement shall continue in effect with respect to each Portfolio for a period of one year from the effective date hereof (except with respect to any Portfolio established by the Trust after the effective date of this Agreement, for which the Agreement will continue for an initial period of two years from the date that such Portfolio is added to this Agreement) and thereafter only so long as such continuance is specifically approved at least annually with respect to that Portfolio in conformity with the requirements of the 1940 Act and the Rules thereunder.

(b)          This Agreement shall automatically terminate upon its assignment (as defined in the 1940 Act). In addition, this Agreement may with respect to the Trust or a Portfolio by a vote of a majority of the Trust’s Trustees who are not “interested persons” (as defined in the 1940 Act) or with respect to the Trust or a Portfolio by a vote of the majority of the outstanding voting securities of the Trust or a Portfolio, as the case may be, or by the Distributor, without penalty, upon sixty days notice.

(c)          Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or by rules, regulations, orders, or interpretations of the SEC. Specifically, the terms “interested persons,” “assignment” and “vote of a majority of the outstanding voting securities”, as used in this Agreement, shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. The Trust and the Distributor may from time to time agree on such provisions interpreting or clarifying the provisions of this Agreement as, in their joint opinion, are consistent with the general tenor of this Agreement and with the specific provisions of this Section 15(d). Any such interpretation or clarification shall be in writing signed by the parties and annexed hereto, but no such interpretation or clarification shall be effective if in contravention of any applicable federal or state law or regulation, and no such interpretation or clarification shall be deemed to be an amendment of this Agreement.

(d)          No term or provision of this Agreement shall be construed to require the Distributor to provide distribution services with respect to any shares of the Trust other than the Service Class shares or Service 2 Class shares of the Portfolios, or to require Service Class shares or Service 2 Class shares or any Portfolio to pay any compensation or expenses that are properly allocable, in a manner approved by the Trustees, to a class or series of the Trust other than Service Class shares, Service 2 Class shares or such Portfolio.

6

(e)          This Agreement shall be governed and construed in accordance with the laws of the State of New York.

(f)           This Agreement is made by the Trust solely with respect to Service Class shares and Service 2 Class Shares of the Portfolios, and the obligations created hereby bind only assets belonging to Service Class shares or Service 2 Class shares of that Portfolio.

16.         The Distributor or one of its affiliates may from time to time deem it desirable to offer to the list of shareholders of Service Class shares or Service 2 Class shares of each Portfolio the shares of other mutual funds for which it acts as Distributor, including other series of the Trust or other products or services; however any such use of the list of shareholders of any Portfolio shall conform to applicable law and shall be made subject to such terms and conditions, if any, as shall be approved by a majority of the Disinterested Trustees.

17.         Any notice required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid (a) to the Distributor at 30 Hudson Street, Jersey City, New Jersey 07302, Attention: Chief Operating Officer; or (b) to the Trust at 51 Madison Avenue, New York, New York 10010, Attention: President.

18.         It is understood that the name "New York Life" or any derivative thereof or logo associated with that name is the valuable property of New York Life Insurance Company and its affiliates, and that the Trust has the right to use such name or derivative or logo only with the approval of New York Life Insurance Company. Upon notification by New York Life Insurance Company to cease to use such name, the Trust (to the extent that it lawfully can) will cease to use such name or any other name indicating that the Trust is advised or administered by or otherwise connected with New York Life Insurance Company or any organization which shall have succeeded to its business.

19.         The Distributor agrees to treat all records and other information related to each Portfolio as proprietary information of that Portfolio and, on behalf of itself and its employees, to keep confidential all such information, except that the Distributor may: (i) disclose portfolio holdings of a Portfolio solely in accordance with the Portfolio’s portfolio holdings disclosure policies and procedures; (ii) release such other information as approved in writing by a Portfolio, which approval shall not be unreasonably withheld, provided, however, that the Distributor may release any information regarding a Portfolio without the consent of that Portfolio if the Distributor reasonably believes that it may be exposed to civil or criminal legal proceedings for failure to comply, when requested to release any information by duly constituted authorities or when so requested by a Portfolio; (iii) disclose information that is generally known or available to the public through no fault or breach by the Distributor; and (iv) disclose information to New York Life Investments, LLC, its employees and agents.

7

20.         The Distributor will comply, to the extent applicable, with the requirements of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission, as well as with any other applicable federal or state privacy laws and regulations.

8

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed by their duly authorized officers and under their respective seals.

MainStay VP Funds Trust

By:	/s/ Stephen P. Fisher
Name:	Stephen P. Fisher
Title:	President

NYLIFE Distributors LLC

By:	/s/ Brian D. Wickwire
Name:	Brian D. Wickwire
Title:	Chief Operating Officer

9